                           [SERV-TECH LETTERHEAD]




                                  NEWS RELEASE


                             FOR IMMEDIATE RELEASE


CONTACTS: David P. Tusa, Senior Vice-                    TELEPHONE: 713/644-9974
             President Finance &
               Administration
           Pat Solis, Treasurer and
             Investor Relations


                 SERV-TECH ANNOUNCES FOCUS ON CORE COMPETENCIES
                         AND FAVORABLE LAWSUIT VERDICT

         HOUSTON, TEXAS ( July 26, l996 ) -- Serv-Tech, Inc. (NASDAQ - STEC) today announced the classification of its engineering, procurement, and construction (EPC) businesses as discontinued operations in order to allow the company to focus on its core turnaround maintenance and environmental-related services and product competencies. In conjunction with the discontinuance of the EPC operations, the company will record an estimated second quarter charge to pre-tax earnings from discontinued operations currently estimated in the range of approximately $9 million to $10 million ($7 million to $8 million on an after-tax basis), or $1.10 to $1.25 per share. The estimated charge consists of project write-downs, office closure and downsizing costs, write-off of certain goodwill, estimated loss on sale and disposal of certain divisions, and estimated severance costs.

         Commenting on the announcement, Robert J. Cresci, president and chief executive officer, stated, "The discontinuance of our EPC operations will return Serv-Tech to what it does best -- providing specialty turnaround and environmental-related services and products to the refinery, petrochemical, power, and pulp and paper industries. Michael J. Krajicek will take a lead operational role in managing and growing our Turnaround Services businesses (turnaround maintenance, specialty welding and refractory services). Mike's vast knowledge and industry reputation is vital to the continued success of the Turnaround Services organization.

         "Complementing our turnaround and environmental services is our specialty electrical and instrumentation services provided by our wholly-owned subsidiary SECO Industries. SECO is a leading provider of specialty electrical and instrumentation services to the offshore production platform market. The discontinuance of our EPC operations sets the strategy for the company on a going forward basis."

         Cresci added, "In addition to facilitating the company's return to its core competencies, the diminishing level of construction backlog coupled with the attendant amount of overhead necessary to support the EPC business were the overriding reasons for the company's decision to discontinue the operations."

         The discontinued operations will consist primarily of several domestic EPC projects near completion as well as the Finchaa Sugar Factory project, which is expected to be completed during the latter part of l997. With the exception of the Finchaa project, the EPC operations have essentially ceased.

         In addition to the charge to discontinued operations, the company will record a second quarter pre-tax charge to continuing operations estimated in the range of $3 million to $4 million ($2.2 million to $3.0 million on an after-tax basis), or $0.35 to $0.45 per share, to reflect the impairment of certain obsolete equipment, write-off of an uncollectible receivable, and severance-related costs.

         Regarding the outlook Cresci stated, "The company will experience its seasonally slow third quarter followed by what we believe to be a strong fourth quarter l996. Additionally, l997 is shaping up to also be strong as we have seen refinery maintenance projects delayed from the spring of l996 until the spring and fall of l997. We also see continued strength in the markets served by SECO. We believe that our return to our core competencies will allow us to serve the needs of our core specialty services clients as well as provide improved financial returns to our shareholders.

         "We remain committed to the commercialization of our WELDSMART(TM) and Mastiff(SM) technologies, and we will explore all avenues of moving the technologies toward revenue and profit generation as soon as practicable."

         The company also announced today that it received a $30 million verdict by a Houston, Texas, jury on a retrial against Stewart & Stevenson Services, Inc. (NASDAQ - SSSS) for breach of an agreement that contained confidential information and trade secrets.

         Before the trial, the parties entered into a settlement agreement by which Stewart & Stevenson waived its right of appeal of the trial-court judgment in the case and guaranteed a minimum recovery of $250,000 in exchange for a $20- million cap on any recovery by Serv-Tech. Stewart & Stevenson has announced that it will ask the trial court to set aside the verdict. While it is unlikely that the judge will grant such relief to Stewart & Stevenson, neither party may appeal the trial court's final decision. Stewart & Stevenson's obligation to pay Serv-Tech will be triggered under the pre-trial agreement upon entry of the judgment by the trial court, which is expected in the near future.

         After payment of attorney's fees and payment to Serv-Tech's founder, Richard W. Krajicek, the company's recovery would be approximately $6 million, if the trial judge enters a judgment, as expected, on the jury award.

         This lawsuit was previously tried in June, 1992, and the company was then awarded a $17.5 million judgment by a Houston, Texas, trial court. In April, 1994, the 14th Court of Appeals of the State of Texas reversed the judgment, which had been obtained in the previous lawsuit against Stewart & Stevenson and remanded the case for the present retrial.

         SERV-TECH (NASDAQ - STEC) provides innovative specialty maintenance, electrical and instrumentation, and environmental services and products to the hydrocarbon processing, oil production, food, power, and pulp and paper industries worldwide.



                                     ***